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                              ARTICLES OF AMENDMENT

                                     TO THE

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                           ALLIED CAPITAL CORPORATION


        Pursuant to the provisions of the Maryland General Corporation Law, the undersigned corporation the "Corporation" adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation (the "Charter"):

     1.   The name of the Corporation is Allied Capital Corporation.

     2. The following amendment to the Charter was advised by the Corporation's board of directors and approved by the Corporation's shareholders at the special meeting of the Corporation's shareholders on November 15, 2000.

     3. The first sentence of Article FOURTH Section A of the Charter is hereby amended and restated to reflect the increase of the total number of shares of all classes which the Corporation has authority to issue from one-hundred million (100,000,000) shares of capital stock, with a par value of One-Tenth of One Mil Dollars ($0.0001) per share ("Shares") to two-hundred million (200,000,000) Shares as follows:

                      The total number of shares of stock of all classes which the Corporation has the authority to issue is two-hundred million (200,000,000) shares of capital stock, with a par value of One-Tenth of One Mil ($0.0001) per share, amounting in aggregate to Twenty Thousand Dollars ($20,000).


Date:   November 16, 2000

                                               ALLIED CAPITAL CORPORATION




Attest:  /s/ Suzanne V. Sparrow                By: /s/ Penni F. Roll
         ----------------------                    -----------------------------
         Suzanne V. Sparrow                        Penni F. Roll
         Secretary                                 Executive Vice President and
                                                   Chief Financial Officer

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THE UNDERSIGNED, Secretary of the Corporation witnessed the execution of the foregoing amendment to the Charter of which this certificate is made part, hereby verifies under oath, in the name and on behalf of the Corporation, that the foregoing amendment to the Charter is the corporate act of the Corporation and further certifies that, to the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                                               /s/ Suzanne V. Sparrow
                                               -------------------------
                                               Suzanne V. Sparrow
                                               Secretary